                            Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FleetCor Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of FleetCor Technologies, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
November 8, 2022